Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

TrustCo Bank Corp NY:

We consent to incorporation by reference in the registration statement on Form S-3 of TrustCo Bank Corp NY and subsidiaries (the Company) of our report dated March 1, 2011, with respect to the consolidated financial statements of TrustCo Bank Corp NY and subsidiaries and the effectiveness of internal control over financial reporting which report is incorporated by reference in the Annual Report on Form 10-K of TrustCo Bank Corp NY for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Livingston, New Jersey

May 17, 2011